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                                                                     EXHIBIT 8.1


                                                               September 7, 1999



Avnet, Inc.,
  2211 South 47th Street,
     Phoenix, Arizona 85034.

Ladies and Gentlemen:

     We have acted as counsel to Avnet, Inc., a New York corporation ("Avnet"), in connection with the planned merger (the "Merger") of Marshall Industries, a California corporation ("Marshall"), with and into Avnet, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999 (the "Merger Agreement"), by and between Avnet and Marshall. Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement.

         We have assumed with your consent that the representations contained in the letters of representation from Avnet and Marshall to us dated September 7, 1999 were true and correct when made and will be true and correct at the Effective Time.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that (i)

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Avnet, Inc.                                                                 -2-

the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (ii) each of Avnet and Marshall will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) neither Avnet nor Marshall will recognize any gain as a result of the Merger. We express no opinion, however, regarding the recognition of gain by Marshall (for example, by reason of holding assets which are accounted for on a mark-to-market method for federal income tax purposes) as a result of the closing of its taxable year in connection with the Merger.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed in connection with the Merger and to the references to this opinion in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                               Very truly yours,


                                               /s/ Sullivan & Cromwell
                                               -----------------------
                                               SULLIVAN & CROMWELL